Exhibit 99.1

Silo Pharma Regains Compliance with Nasdaq Minimum Bid Price Requirement

SARASOTA, FLA., June 18, 2026 — Silo Pharma (Nasdaq: SILO) (“Silo” or “the Company”), a developmental-stage biopharmaceutical company focused on novel therapeutics and drug delivery systems, today announced that it received confirmation from the Listing Qualifications Department of The Nasdaq Stock Market LLC informing the Company that, as of June 17, 2026, it has regained compliance with the minimum closing bid price requirement under Nasdaq Listing Rule 5550(a)(2). Silo’s common stock continues to trade on the Nasdaq Capital Market, and the matter is now closed.

“We appreciate the loyalty and continuing support from our investors for our business strategies aimed at creating long-term value for stockholders. Looking ahead, we remain confident about our progress toward a first-in-human clinical trial of our lead drug SPC-15 targeting PTSD and successfully advancing our AI agents platform QwikAgents,” said Eric Weisblum, Chief Executive Officer of Silo Pharma.

About Silo Pharma, Inc.

Silo Pharma is a diversified developmental-stage biopharmaceutical company with a therapeutic focus on addressing underserved conditions, including stress-induced psychiatric disorders, chronic pain, and central nervous system (CNS) diseases. The Company’s portfolio includes innovative programs such as SPC-15 for post-traumatic stress disorder (PTSD), SP-26 for fibromyalgia and chronic pain, and a preclinical asset targeting Alzheimer’s disease. Silo’s research is conducted in collaboration with leading universities and laboratories. silopharma.com

Forward Looking Statements

This news release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified using words “could”, “believe”, “anticipate”, “intend”, “estimate”, “expect”, “may”, “continue”, “predict”, “potential”, and similar expressions that are intended to identify forward-looking statements. Such statements involve known and unknown risks, uncertainties, and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including statements about the intended use of proceeds from the offering, changes to anticipated sources of revenues, future economic and competitive conditions, difficulties in developing the Company’s technology platforms, retaining and expanding the Company’s customer base, fluctuations in consumer spending on the Company’s products and other factors. Accordingly, although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. The Company disclaims any obligations to publicly update or release any revisions to the forward-looking information contained in this press release, whether as a result of new information, future events, or otherwise, after the date of this press release or to reflect the occurrence of unanticipated events except as required by law.

Contact

(800) 705-0120
investors@silopharma.com